Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Knock-Out Notes linked to a Basket of Equities due December 4, 2013	$1,214,000.00	$139.12
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG $1,214,000 Capped Knock-Out Notes

Linked to a Basket of Equities due December 4, 2013

Investment Description

UBS AG Capped Knock-Out Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of common stocks (each, a “basket equity”). The amount you receive at maturity is based on the return of the underlying basket and whether the final basket price is below the trigger price. If the final basket price is above the trigger price, you will receive, at maturity, a return on your investment equal to the greater of the 6% contingent minimum return and the underlying return up to a predetermined maximum return of 25%. If the final basket price is below the trigger price, your Notes will be fully exposed to the decline in the price of the underlying basket, and you may lose some or all of your investment. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent minimum return feature applies only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire initial investment.

Features
☐	Contingent Minimum Return With Participation in the Positive Performance of the Underlying Basket Up to the Maximum Return: At maturity, UBS will pay you the principal amount of the Notes plus a minimum return of 6% as long as the final basket price is above the trigger price. The Notes provide for the participation in any positive performance of the underlying basket above the 6% contingent minimum return up to a maximum return of 25%. If the final basket price is below the trigger price on the final valuation date you will be fully exposed to the negative performance of the underlying basket.
☐	Contingent Repayment of Principal: The contingent minimum return feature also provides for the contingent repayment of your principal at maturity. If you hold the Notes to maturity and the final basket price is above the trigger price, UBS will pay you at least your principal amount plus the contingent minimum return. If the final basket price is below the trigger price, your investment will be fully exposed to any negative underlying return and, in that case, UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative underlying return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	June 1, 2012
Settlement Date	June 6, 2012
Final Valuation Date*	November 29, 2013
Maturity Date*	December 4, 2013
*	Subject to postponement in the event of a market disruption event as described in the Capped Knock-Out Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE CAPPED KNOCK-OUT NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Security Offering

We are offering Capped Knock-Out Notes linked to the performance of an equally weighted basket. The return on the Notes is subject to, and will not exceed, the predetermined maximum return.

Underlying Basket	Basket Weighting of each Basket Equity	Contingent Minimum Return	Maximum Return	Maximum Payment at Maturity per Security	Initial Basket Price	Trigger Price	CUSIP	ISIN
A Basket of 15 Common Stocks*	6.6667%	6.00%	25.00%	$1,250.00	100.00	75.00	902674HZ6	US902674HZ61
*	See “Basket Information” on page 10 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Capped Knock-Out Notes product supplement relating to the Notes, dated May 22, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Security	$1,000.00	$12.50	$987.50
Total	$1,214,000.00	$15,175.00	$1,198,825.00
(1)	Certain fiduciary accounts will pay a purchase price of $987.50 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $12.50 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated June 1, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Capped Knock-Out Notes product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Capped Knock-Out Notes dated May 22, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000088/c314181_690713-424b2.htm

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Capped Knock-Out Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Capped Knock-Out Notes product supplement” mean the UBS product supplement, dated May 22, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying basket or the basket equities.
➢	You believe the underlying basket will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 25%.
➢	You understand and accept that your potential return is limited to the maximum return of 25% and you are willing to invest in the Notes based on this maximum return.
➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
➢	You do not seek current income from your investment.
➢	You are willing to hold the Notes to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Notes.
➢	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You require an investment designed to guarantee a full return of principal at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying basket or the basket equities.
➢	You believe that the price of the underlying basket will decline during the term of the Notes and will be below the trigger price on the final valuation date, or you believe the underlying basket will appreciate over the term of the Notes by more than the maximum return of 25%.
➢	You seek an investment that has unlimited return potential without a cap on appreciation.
➢	You are unwilling to invest in the Notes based on the maximum return of 25%.
➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
➢	You seek current income from this investment.
➢	You are unable or unwilling to hold the Notes to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 18 months.
Underlying Basket	The Securities are linked to an equally weighted basket consisting of 15 common stocks (each, a “basket equity”) as listed under “Basket Information” on page 10 of this pricing supplement.
Contingent Minimum Return	6%
Basket Weighting	For each basket equity, 6.6667%.
Maximum Return	25%.
Payment at Maturity (per Note)	The final basket price is observed on the final valuation date and the underlying return is calculated.
If the final basket price is greater than or equal to the trigger price, UBS will pay you a cash payment at maturity equal to:
$1,000 + ($1,000 × the greater of: (a) Contingent Minimum Return and (b) Underlying Return, subject to the Maximum Return)
If the final basket price is less than the trigger price, UBS will pay you a cash payment at maturity that is less than your principal amount, if anything, equal to:
$1,000 + ($1,000 × Underlying Return)
In such scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the negative underlying return.
The contingent minimum return feature applies only at maturity and is subject to the creditworthiness of UBS.
Underlying Return	Final Basket Price – Initial Basket Price Initial Basket Price
Initial Basket Price	Set equal to 100 on the trade date.
Final Basket Price	The product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the final valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Trigger Price	75, which is equal to 75% of the initial basket price.
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
Final Equity Price – Initial Equity Price Initial Equity Price

Determining Payment at Maturity

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples of How the Notes Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	18 months
Principal Amount:	$1,000 per Note
Initial Basket Price:	100
Trigger Price:	75, which is 75% of the initial basket price
Contingent Minimum Return:	6%
Maximum Return:	25%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The Final Basket Price is 120 (an Underlying Return of 20%).

Because the underlying return of 20% is greater than the contingent minimum return of 6% but less than the maximum return of 25%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the underlying return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × underlying return) = $1,000 + ($1,000 × 20%) = $1,200

Investor would receive $1,200 at maturity for each Note for a total return on the Notes equal to the underlying return of 20%.

Example 2: The Final Basket Price is 135 (an Underlying Return of 35%).

Because the underlying return of 35% is greater than the maximum return of 25%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) = $1,000 + ($1,000 × 25%) = $1,250

Investor would receive $1,250 at maturity for each Note for a total return on the Notes equal to the maximum return of 25%.

Example 3: The Final Basket Price is 90 (an Underlying Return of -10%).

Because the underlying return of -10% is less than the contingent minimum return of 6%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent minimum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × contingent minimum return) = $1,000 + ($1,000 × 6%) = $1,060.00

Investor would receive $1,060.00 at maturity for each Note for a total return on the Notes equal to the contingent minimum return of 6%.

Example 4: The Final Basket Price is 50 (an Underlying Return of -50%).

Because the final basket price of 50 is below the trigger price of 75, the investor would receive at maturity the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) underlying return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × underlying return) = $1,000 + ($1,000 × -50%) = $500.00

Investor would receive $500.00 at maturity for each Note for a total return on the Notes equal to the contingent return of -50% (the underlying return).

Accordingly, if the final basket price is below the trigger price, you may lose some or all of your principal amount.

Any payment on the Notes is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Hypothetical Return Table of the Notes at Maturity

The hypothetical return table below is based on the following assumptions*:

Term:	18 months
Principal Amount:	$1,000 per Note
Initial Basket Price:	100
Trigger Price:	75, which is 75% of the initial basket price
Contingent Minimum Return:	6%
Maximum Return:	25%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Basket Price	Underlying Return(1)	Payment at Maturity of the Notes	Total Return on the Notes
150.00	50.00%	$1,250.00	25.00%
145.00	45.00%	$1,250.00	25.00%
140.00	40.00%	$1,250.00	25.00%
135.00	35.00%	$1,250.00	25.00%
125.00	25.00%	$1,250.00	25.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
106.00	6.00%	$1,060.00	6.00%
105.00	5.00%	$1,060.00	6.00%
100.00	0.00%	$1,060.00	6.00%
95.00	-5.00%	$1,060.00	6.00%
90.00	-10.00%	$1,060.00	6.00%
85.00	-15.00%	$1,060.00	6.00%
80.00	-20.00%	$1,060.00	6.00%
75.00	-25.00%	$1,060.00	6.00%
70.00	-30.00%	$700.00	-30.00%
65.00	-35.00%	$650.00	-35.00%
60.00	-40.00%	$600.00	-40.00%
55.00	-45.00%	$550.00	-45.00%
50.00	-50.00%	$500.00	-50.00%
(1)	The hypothetical underlying return range is provided for illustrative purposes only. The actual underlying return may be below -50% and you therefore may lose up to 100% of your principal amount.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

➢	Risk of loss at maturity — The Notes do not guarantee any return of principal at maturity. The return on the Notes depends on (i) whether the final basket price is below the trigger price and (ii) the direction of and percentage change in the final basket price of the underlying basket relative to its initial basket price. If the final basket price is below the trigger price, you will be fully exposed to any negative performance of the underlying basket on the final valuation date and you may lose some or all of your principal. Specifically, in such case, you will lose 1% (or a fraction thereof) of your principal at maturity for each 1% (or a fraction thereof) that the underlying return is less than zero.
➢	The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying basket is above the trigger price. You should be willing to hold your Notes to maturity.
➢	Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying basket. The Notes allow for participation in any positive underlying return that exceeds the contingent minimum return only up to the predetermined maximum return of 25%. In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not accrue or benefit from a positive underlying return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying basket or the basket equities.
➢	You will not be entitled to any contingent minimum return if the final basket price is below the trigger price — If the final basket price of the underlying basket is below the trigger price you will not be entitled to receive the contingent minimum return of 6% on the Notes and you will be fully exposed at maturity to any depreciation in the underlying basket. Under these circumstances, if the final basket price is less than the trigger price, you will lose 1% of the principal amount of your investment for every 1% decrease in the final basket price as compared to the initial basket price. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in price of the underlying basket.
➢	No interest payments — UBS will not pay any interest with respect to the Notes.
➢	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
➢	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
➢	Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.
➢	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying basket will rise or fall. There can be no assurance that the price of the underlying basket will rise above the initial basket price or that the final basket price will be above the trigger price. The price of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
➢	Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket price and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.
➢	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.

➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying basket; the volatility of the basket equities; the dividends paid on the basket equities; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket may adversely affect the performance and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final basket price of the underlying basket on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying basket. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-42 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-41 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Non-U.S. Holders — Additional Tax Considerations — Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to the Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of certain thresholds may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding each basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first calendar quarter of 2012. Partial data is provided for the second calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying return and, consequently, the amount payable on your Note, if any, at maturity.

Basket Equity	Initial Equity Price	Basket Weighting
Caterpillar Inc.	$85.52	6.6667%
Chicago Bridge & Iron Company N.V.	$34.79	6.6667%
Cummins Inc.	$93.56	6.6667%
Deere & Company	$71.52	6.6667%
The Dow Chemical Company	$30.36	6.6667%
E. I. du Pont de Nemours and Company	$47.21	6.6667%
Fluor Corporation	$46.49	6.6667%
General Electric Company	$18.54	6.6667%
NextEra Energy, Inc.	$64.59	6.6667%
Nucor Corporation	$35.77	6.6667%
Rock-Tenn Company	$50.79	6.6667%
Rockwood Holdings, Inc.	$45.16	6.6667%
Union Pacific Corporation	$108.11	6.6667%
United Parcel Service, Inc.	$73.25	6.6667%
WESCO International, Inc.	$55.79	6.6667%

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (“Caterpillar”) is engaged in the manufacturing of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Caterpillar operates primarily through seven operating segments, of which four are reportable segments: Construction Industries, Resource Industries, Power Systems and Financial Products. Caterpillar’s Construction Industries segment is primarily responsible for supporting customers using machinery in infrastructure and building construction applications. The Resource Industries segment is primarily responsible for supporting customers using machinery in mine and quarry applications. The Power Systems segment is primarily responsible for supporting customers using reciprocating engines, turbines and related parts across industries serving electric power, industrial, petroleum and marine applications as well as rail-related businesses. Caterpillar’s Financial Products business is primarily conducted by Cat Financial, a wholly owned finance subsidiary of Caterpillar. Cat Financial’s primary business is to provide retail and wholesale financing alternatives for Caterpillar products to customers and dealers around the world. Information filed by Caterpillar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00768, or its CIK Code: 0000018230. Caterpillar’s website is http://www.caterpillar.com. Caterpillar’s common stock is listed on the New York Stock Exchange under the ticker symbol “CAT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Caterpillar’s common stock, based on the daily closing prices on the primary exchange for Caterpillar. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Caterpillar’s common stock on June 1, 2012 was $85.52. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$78.29	$62.47	$78.29
4/1/2008	6/30/2008	$85.28	$73.75	$73.82
7/1/2008	9/30/2008	$74.98	$59.60	$59.60
10/1/2008	12/31/2008	$56.95	$32.78	$44.67
1/2/2009	3/31/2009	$46.91	$22.17	$27.96
4/1/2009	6/30/2009	$40.00	$28.99	$33.04
7/1/2009	9/30/2009	$54.34	$30.29	$51.33
10/1/2009	12/31/2009	$60.40	$48.83	$56.99
1/4/2010	3/31/2010	$64.13	$50.78	$62.85
4/1/2010	6/30/2010	$71.65	$55.83	$60.07
7/1/2010	9/30/2010	$79.99	$59.18	$78.68
10/1/2010	12/31/2010	$94.63	$77.27	$93.66
1/3/2011	3/31/2011	$111.53	$92.75	$111.35
4/1/2011	6/30/2011	$115.41	$95.44	$106.46
7/1/2011	9/30/2011	$111.63	$73.84	$73.84
10/3/2011	12/30/2011	$97.88	$70.55	$90.60
1/3/2012	3/30/2012	$116.20	$93.98	$106.52
4/2/2012*	6/1/2012*	$109.21	$85.52	$85.52
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Caterpillar’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Chicago Bridge & Iron Company N.V.

According to publicly available information, Chicago Bridge & Iron Company N.V. (“CB&I”) is an integrated engineering, procurement and construction (EPC) service provider and process technology licensor, delivering solutions to customers primarily in the energy and natural resource industries. CB&I provides conceptual design, technology, engineering, procurement, fabrication, construction and commissioning services. CB&I has three segments: CB&I Steel Plate Structures, CB&I Lummus, and Lummus Technology. The CB&I Steel Plate Structures segment provides engineering, procurement, fabrication and construction services for the petroleum, water and nuclear industries. The CB&I Lummus segment provides engineering, procurement, fabrication and construction services for upstream and downstream energy infrastructure facilities. The Lummus Technology segment provides licenses, products and services globally to companies in gas processing, oil refining and petrochemicals/plastics. Information filed by CB&I with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12815, or its CIK Code: 0001027884. CB&I’s website is http://www.cbi.com. CB&I’s common stock is listed on the New York Stock Exchange under the ticker symbol “CBI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for CB&I’s common stock, based on the daily closing prices on the primary exchange for CB&I. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of CB&I’s common stock on June 1, 2012 was $34.79. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$63.10	$36.27	$39.24
4/1/2008	6/30/2008	$48.31	$38.02	$39.82
7/1/2008	9/30/2008	$39.30	$17.00	$19.24
10/1/2008	12/31/2008	$18.92	$5.51	$10.05
1/2/2009	3/31/2009	$13.36	$4.87	$6.27
4/1/2009	6/30/2009	$13.58	$6.45	$12.40
7/1/2009	9/30/2009	$18.68	$9.22	$18.68
10/1/2009	12/31/2009	$20.88	$17.32	$20.22
1/4/2010	3/31/2010	$24.92	$20.04	$23.26
4/1/2010	6/30/2010	$25.59	$16.94	$18.81
7/1/2010	9/30/2010	$24.45	$18.18	$24.45
10/1/2010	12/31/2010	$33.20	$23.78	$32.90
1/3/2011	3/31/2011	$40.97	$31.95	$40.66
4/1/2011	6/30/2011	$42.10	$33.26	$38.90
7/1/2011	9/30/2011	$44.51	$28.29	$28.63
10/3/2011	12/30/2011	$41.35	$26.68	$37.80
1/3/2012	3/30/2012	$47.40	$38.30	$43.19
4/2/2012*	6/1/2012*	$45.50	$34.79	$34.79
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of CB&I’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Cummins Inc.

According to publicly available information, Cummins Inc. (“Cummins”) is engaged in designing, manufacturing, distributing and servicing diesel and natural gas engines, electric power generation systems and engine-related component products, including filtration and exhaust after treatment, fuel systems, control systems, air handling systems and electric power generation systems. Cummins sells its products to original equipment manufacturers, distributors and customers globally. Cummins operates in four business segments: Engine segment, Power Generation segment, Components segment and the Distribution segment. The Engine segment is engaged in manufacturing and marketing a range of diesel and natural gas-powered engines under the Cummins brand name, as well as certain customer brand names. The Power Generation segment is engaged in designing and manufacturing the components that make up power generation systems, including engines, controls, alternators, transfer switches and switchgear. The Components segment is engaged in producing filtration products, turbochargers, after treatment systems, intake and exhaust systems and fuel systems for commercial diesel applications. The Distribution segment consists of Cummins-owned and joint venture distributors that distribute the full range of products and services to end-users. Information filed by Cummins with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04949, or its CIK Code: 0000026172. Cummins’ website is http://www.cummins.com. Cummins’ common stock is listed on the New York Stock Exchange under the ticker symbol “CMI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cummins’ common stock, based on the daily closing prices on the primary exchange for Cummins. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Cummins’ common stock on June 1, 2012 was $93.56. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$62.88	$42.62	$46.82
4/1/2008	6/30/2008	$73.87	$47.46	$65.52
7/1/2008	9/30/2008	$73.22	$41.69	$43.72
10/1/2008	12/31/2008	$42.77	$17.78	$26.73
1/2/2009	3/31/2009	$31.61	$18.45	$25.45
4/1/2009	6/30/2009	$36.45	$26.35	$35.21
7/1/2009	9/30/2009	$48.49	$32.08	$44.81
10/1/2009	12/31/2009	$50.55	$42.54	$45.86
1/4/2010	3/31/2010	$63.08	$45.16	$61.95
4/1/2010	6/30/2010	$75.79	$62.34	$65.13
7/1/2010	9/30/2010	$91.30	$63.57	$90.58
10/1/2010	12/31/2010	$111.25	$88.10	$110.01
1/3/2011	3/31/2011	$113.85	$97.55	$109.62
4/1/2011	6/30/2011	$120.18	$92.44	$103.49
7/1/2011	9/30/2011	$110.82	$79.91	$81.66
10/3/2011	12/30/2011	$103.39	$81.01	$88.02
1/3/2012	3/30/2012	$128.00	$91.05	$120.04
4/2/2012*	6/1/2012*	$121.71	$93.56	$93.56
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Cummins’ common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Deere & Company

According to publicly available information, Deere & Company, together with its subsidiaries (“Deere & Co.”) operates in three business segments: Agriculture and Turf segment, Construction and Forestry segment, and Financial Services segment. The Agriculture and Turf segment manufactures and distributes a range of farm and turf equipment and related service parts. The Construction and Forestry segment manufactures and distributes to dealers and sells at retail machines and service parts used in construction, earthmoving, material handling and timber harvesting. The Financial Services segment finances sales and leases by Deere & Co. dealers of new and used agriculture and turf equipment and construction and forestry equipment. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans, finances retail revolving charge accounts, offers crop risk mitigation products and extended equipment warranties. Information filed by Deere & Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04121, or its CIK Code: 0000315189. Deere & Co.’s website is http://www. deere.com. Deere & Co.’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Deere’s common stock, based on the daily closing prices on the primary exchange for Deere. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Deere’s common stock on June 1, 2012 was $71.52. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$94.69	$76.40	$80.44
4/1/2008	6/30/2008	$93.35	$71.38	$72.13
7/1/2008	9/30/2008	$73.47	$47.76	$49.50
10/1/2008	12/31/2008	$46.30	$28.77	$38.32
1/2/2009	3/31/2009	$45.99	$24.83	$32.87
4/1/2009	6/30/2009	$47.05	$34.26	$39.95
7/1/2009	9/30/2009	$46.31	$35.31	$42.92
10/1/2009	12/31/2009	$56.59	$41.13	$54.09
1/4/2010	3/31/2010	$61.96	$48.96	$59.46
4/1/2010	6/30/2010	$62.21	$54.78	$55.68
7/1/2010	9/30/2010	$73.61	$54.50	$69.78
10/1/2010	12/31/2010	$84.46	$68.57	$83.05
1/3/2011	3/31/2011	$96.89	$83.02	$96.89
4/1/2011	6/30/2011	$99.24	$78.53	$82.45
7/1/2011	9/30/2011	$86.44	$64.57	$64.57
10/3/2011	12/30/2011	$79.25	$61.72	$77.35
1/3/2012	3/30/2012	$89.05	$79.21	$80.90
4/2/2012*	6/1/2012*	$83.43	$71.52	$71.52
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Deere’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company (“Dow”) is a worldwide manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services. It serves the following industries: appliance; automotive; agricultural; building and construction; chemical processing; electronics; furniture; housewares; oil and gas; packaging; paints, coatings and adhesives; personal care; pharmaceutical; processed foods; pulp and paper; textile and carpet; utilities; and water treatment. Dow operates in six business segments: Electronic and Functional Materials, which is a global supplier of materials for chemical mechanical planarization; Coatings and Infrastructure Solutions, which is in the business of supplying coatings and raw materials for architectural paints and industrial coatings; Agricultural Sciences, which is engaged in providing agricultural and plant biotechnology products, pest management solutions and healthy oils; Performance Materials, which offers a range of performance elastomers and plastomers, specialty copolymers, synthetic rubber, specialty resins, films and plastic additives and is engaged in producing of ethanolamines, ethyleneamines and isopropanolamines used in a variety of applications; Performance Plastics, which supplies polyethylene-based solutions through sustainable product differentiation; Feedstocks and Energy, which provides energy for use in Dow’s operations and produces chemical products for use in manufacturing and procures natural gas and monomers for use in the production of polymers and chemicals. Dow is also engaged in the property and casualty insurance and reinsurance business primarily through its Liana Limited subsidiaries. Information filed by Dow with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03433, or its CIK Code: 0000029915. Dow’s website is http://www.dow.com. Dow’s common stock is listed on the New York Stock Exchange under the ticker symbol “DOW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Dow’s common stock, based on the daily closing prices on the primary exchange for Dow. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Dow’s common stock on June 1, 2012 was $30.36. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$39.89	$34.72	$36.85
4/1/2008	6/30/2008	$42.88	$34.83	$34.91
7/1/2008	9/30/2008	$37.56	$30.96	$31.78
10/1/2008	12/31/2008	$31.73	$15.09	$15.09
1/2/2009	3/31/2009	$16.08	$6.31	$8.43
4/1/2009	6/30/2009	$18.73	$8.81	$16.14
7/1/2009	9/30/2009	$26.95	$14.66	$26.07
10/1/2009	12/31/2009	$29.42	$23.48	$27.63
1/4/2010	3/31/2010	$31.15	$26.18	$29.57
4/1/2010	6/30/2010	$31.83	$23.72	$23.72
7/1/2010	9/30/2010	$28.33	$22.97	$27.46
10/1/2010	12/31/2010	$34.41	$27.47	$34.14
1/3/2011	3/31/2011	$38.76	$34.29	$37.75
4/1/2011	6/30/2011	$41.34	$34.43	$36.00
7/1/2011	9/30/2011	$37.17	$22.46	$22.46
10/3/2011	12/30/2011	$29.25	$21.51	$28.76
1/3/2012	3/30/2012	$35.68	$29.79	$34.64
4/2/2012*	6/1/2012*	$36.08	$29.39	$30.36
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Dow’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

E. I. du Pont de Nemours and Company

According to publicly available information, E. I. du Pont de Nemours and Company (“DuPont”) offers a range of products and services for markets, including agriculture and food, building and construction, electronics and communications, general industrial and transportation. DuPont operates in nine segments: Agriculture, Electronics & Communications, Industrial Biosciences, Nutrition & Health, Performance Chemicals, Performance Coatings, Performance Materials, Safety & Protection, and Pharmaceuticals. DuPont also includes certain embryonic businesses, such as pre-commercial programs and non-aligned businesses in Other. Information filed by DuPont with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00815, or its CIK Code: 0000030554. DuPont’s website is http://www.dupont.com. DuPont’s common stock is listed on the New York Stock Exchange under the ticker symbol “DD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for DuPont’s common stock, based on the daily closing prices on the primary exchange for DuPont. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of DuPont’s common stock on June 1, 2012 was $47.21. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$47.61	$42.54	$46.76
4/1/2008	6/30/2008	$52.25	$42.69	$42.89
7/1/2008	9/30/2008	$48.04	$39.45	$40.30
10/1/2008	12/31/2008	$40.47	$21.95	$25.30
1/2/2009	3/31/2009	$27.65	$16.14	$22.33
4/1/2009	6/30/2009	$30.05	$23.44	$25.62
7/1/2009	9/30/2009	$33.90	$24.04	$32.14
10/1/2009	12/31/2009	$35.38	$30.54	$33.67
1/4/2010	3/31/2010	$38.77	$32.19	$37.24
4/1/2010	6/30/2010	$40.95	$34.09	$34.59
7/1/2010	9/30/2010	$45.67	$34.05	$44.62
10/1/2010	12/31/2010	$50.02	$44.42	$49.88
1/3/2011	3/31/2011	$55.98	$48.12	$54.97
4/1/2011	6/30/2011	$56.79	$49.34	$54.05
7/1/2011	9/30/2011	$55.84	$39.97	$39.97
10/3/2011	12/30/2011	$49.81	$38.49	$45.78
1/3/2012	3/30/2012	$53.56	$46.04	$52.90
4/2/2012*	6/1/2012*	$53.80	$47.21	$47.21
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of DuPont’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Fluor Corporation

According to publicly available information, Fluor Corporation (“Fluor”) is a holding company that owns the stock of a number of subsidiaries. Fluor, acting through its subsidiaries, is a professional services firm, providing engineering, procurement, construction and maintenance, as well as project management services. Fluor operates in five segments: Oil & Gas, Industrial & Infrastructure, Government, Global Services and Power. The Oil & Gas segment serves the global oil and gas production, processing, and the chemical and petro-chemical industries, as an integrated service provider offering a range of design, engineering, procurement, construction and project management services to a range of energy-related industries. The Industrial & Infrastructure segment provides design, engineering, procurement and construction services to the transportation, wind power, mining and metals, life sciences, manufacturing, commercial and institutional, telecommunications, microelectronics and healthcare sectors. The Government segment is a provider of engineering, construction, logistics support, contingency response and management and operations services to the U.S. government. The Global Services segment integrates a variety of customized service capabilities that assist industrial clients in improving the performance of their plants and facilities. The Power segment provides a full range of services to the gas fueled, solid fuels, plant betterment, renewables, nuclear and power services markets. In addition, Fluor Constructors International, Inc., which operates separately from the rest of its business, provides unionized management and construction services in the United States and Canada, both independently and as a subcontractor on projects in each of the segments. Information filed by Fluor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16129, or its CIK Code: 0001124198. Fluor’s website is http://www.fluor.com. Fluor’s common stock is listed on the New York Stock Exchange under the ticker symbol “FLR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Fluor’s common stock, based on the daily closing prices on the primary exchange for Fluor. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Fluor’s common stock on June 1, 2012 was $46.49. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$75.78	$53.50	$70.58
4/1/2008	6/30/2008	$98.64	$74.15	$93.04
7/1/2008	9/30/2008	$95.71	$48.72	$55.70
10/1/2008	12/31/2008	$52.22	$29.56	$44.87
1/2/2009	3/31/2009	$49.79	$30.46	$34.55
4/1/2009	6/30/2009	$54.76	$35.01	$51.29
7/1/2009	9/30/2009	$58.21	$46.16	$50.85
10/1/2009	12/31/2009	$51.54	$39.86	$45.04
1/4/2010	3/31/2010	$50.20	$42.44	$46.51
4/1/2010	6/30/2010	$55.13	$42.22	$42.50
7/1/2010	9/30/2010	$50.46	$41.76	$49.53
10/1/2010	12/31/2010	$66.63	$48.19	$66.26
1/3/2011	3/31/2011	$75.63	$64.55	$73.66
4/1/2011	6/30/2011	$73.56	$60.48	$64.66
7/1/2011	9/30/2011	$67.60	$46.55	$46.55
10/3/2011	12/30/2011	$60.02	$45.49	$50.25
1/3/2012	3/30/2012	$63.99	$51.53	$60.04
4/2/2012*	6/1/2012*	$61.17	$46.49	$46.49
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Fluor’s common stock from December 1, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

General Electric Company

According to publicly available information, General Electric Company (“General Electric”) is a technology and financial services company. General Electric’s products and services include aircraft engines, power generation, water processing, household appliances, medical imaging, business and consumer financing and industrial products. General Electric serves customers in more than 100 countries. General Electric operates through five segments: Energy Infrastructure, Aviation, Healthcare, Transportation, Home & Business Solutions and GE Capital. The Energy Infrastructure segment is engaged in the field of development and implementation of energy production. The Aviation segment is a provider of jet engines and related services with operations in North America, Europe, Asia and South America. The Healthcare segment is a provider of healthcare technologies to developed, developing and emerging countries. The Transportation segment provides technology solutions for customers in a range of industries, including railroad, transit, mining, oil and gas, power generation and marine. The Home & Business Solutions segment offers products such as major appliances and a subset of lighting products that are primarily directed to consumer applications, while other lighting products and automation solutions are directed towards commercial and industrial applications. The GE Capital segment offers a range of financial products and services worldwide that include commercial loans, operating leases, fleet management, financial programs, home loans, credit cards, personal loans and other financial services. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on the daily closing prices on the primary exchange for General Electric. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of General Electric’s common stock on June 1, 2012 was $18.54. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$37.49	$31.70	$37.01
4/1/2008	6/30/2008	$38.43	$26.26	$26.69
7/1/2008	9/30/2008	$29.95	$23.10	$25.50
10/1/2008	12/31/2008	$24.50	$12.84	$16.20
1/2/2009	3/31/2009	$17.07	$6.66	$10.11
4/1/2009	6/30/2009	$14.53	$10.17	$11.72
7/1/2009	9/30/2009	$17.01	$10.71	$16.42
10/1/2009	12/31/2009	$16.84	$14.19	$15.13
1/4/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010	12/31/2010	$18.32	$15.76	$18.29
1/3/2011	3/31/2011	$21.52	$18.28	$20.05
4/1/2011	6/30/2011	$20.65	$17.97	$18.86
7/1/2011	9/30/2011	$19.30	$15.01	$15.24
10/3/2011	12/30/2011	$18.23	$14.69	$17.91
1/3/2012	3/30/2012	$20.21	$18.36	$20.07
4/2/2012*	6/1/2012*	$20.02	$18.40	$18.54
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of General Electric’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

NextEra Energy, Inc.

According to publicly available information, NextEra Energy, Inc. (“NextEra”) is an electric power company, with over 41,000 megawatts of generating capacity in the United States and Canada. NextEra provides retail and wholesale electric services to approximately four million customers and owns generation, transmission and distribution facilities to support its services. It also purchases electric power for resale to its customers and provides risk management services related to power and gas consumption for a limited number of customers. NextEra is also a generator in the United States of renewable energy from the wind and sun. NextEra emphasizes the development, acquisition and operation of renewables, nuclear and natural gas-fired generation facilities in response to long-term federal policy trends supportive of zero and low air emissions sources of power. Information filed by NextEra with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08841, or its CIK Code: 0000753308. NextEra’s website is http://www.nexteraenergy.com. NextEra’s common stock is listed on the New York Stock Exchange under the ticker symbol “NEE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for NextEra’s common stock, based on the daily closing prices on the primary exchange for NextEra. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of NextEra’s common stock on June 1, 2012 was $64.59. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$72.03	$59.80	$62.74
4/1/2008	6/30/2008	$68.45	$63.52	$65.58
7/1/2008	9/30/2008	$68.07	$50.02	$50.30
10/1/2008	12/31/2008	$50.93	$37.08	$50.33
1/2/2009	3/31/2009	$52.95	$41.78	$50.73
4/1/2009	6/30/2009	$58.20	$50.20	$56.86
7/1/2009	9/30/2009	$60.05	$53.42	$55.23
10/1/2009	12/31/2009	$56.25	$49.04	$52.82
1/4/2010	3/31/2010	$53.25	$45.57	$48.33
4/1/2010	6/30/2010	$52.87	$48.37	$48.76
7/1/2010	9/30/2010	$55.45	$48.95	$54.39
10/1/2010	12/31/2010	$56.03	$50.62	$51.99
1/3/2011	3/31/2011	$55.77	$52.11	$55.12
4/1/2011	6/30/2011	$58.88	$54.89	$57.46
7/1/2011	9/30/2011	$58.18	$50.17	$54.02
10/3/2011	12/30/2011	$61.08	$52.38	$60.88
1/3/2012	3/30/2012	$61.08	$58.79	$61.08
4/2/2012*	6/1/2012*	$65.70	$61.83	$64.59
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of NextEra’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Nucor Corporation

According to publicly available information, Nucor Corporation (“Nucor”) and its affiliates are manufacturers of steel and steel products, with operating facilities and customers primarily located in North America. The Company operates in three business segments: steel mills, steel products and raw materials. In 2008, the Company recycled approximately 20 million tons of scrap steel. In February 2008, the Company completed the acquisition of SHV North America Corporation, which owns 100% of The David J. Joseph Company and certain affiliates. In July 2008, the Company completed the acquisition of a 50% interest in Duferdofin-Nucor S.r.l. Information filed by Nucor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04119, or its CIK Code: 0000073309. Nucor’s website is http://www.nucor.com. Nucor’s common stock is listed on the New York Stock Exchange under the ticker symbol “NUE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Nucor’s common stock, based on the daily closing prices on the primary exchange for Nucor. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Nucor’s common stock on June 1, 2012 was $35.77. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$74.45	$50.30	$67.74
4/1/2008	6/30/2008	$82.07	$68.11	$74.67
7/1/2008	9/30/2008	$72.23	$36.98	$39.50
10/1/2008	12/31/2008	$47.26	$25.52	$46.20
1/2/2009	3/31/2009	$48.30	$30.74	$38.17
4/1/2009	6/30/2009	$48.97	$37.50	$44.43
7/1/2009	9/30/2009	$49.84	$40.40	$47.01
10/1/2009	12/31/2009	$47.10	$38.67	$46.65
1/4/2010	3/31/2010	$49.93	$39.50	$45.38
4/1/2010	6/30/2010	$47.67	$38.28	$38.28
7/1/2010	9/30/2010	$40.66	$36.38	$38.20
10/1/2010	12/31/2010	$44.58	$37.50	$43.82
1/3/2011	3/31/2011	$48.88	$43.75	$46.02
4/1/2011	6/30/2011	$47.64	$39.45	$41.22
7/1/2011	9/30/2011	$41.57	$31.25	$31.64
10/3/2011	12/30/2011	$41.17	$30.91	$39.57
1/3/2012	3/30/2012	$45.41	$40.52	$42.95
4/2/2012*	6/1/2012*	$43.49	$34.39	$35.77
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Nucor’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Rock-Tenn Company

According to publicly available information, Rock-Tenn Company (“Rock-Tenn”) is a manufacturer of packaging products, recycled paperboard, containerboard, bleached paperboard and merchandising displays. Rock-Tenn mainly operates in the United States, Canada, Mexico, Chile and Argentina. It operates in four segments: Consumer Packaging, Corrugated Packaging, Merchandising Displays and Specialty Paperboard Products. The Consumer Packaging segment operates an integrated system of five coated recycled mills and a bleached paperboard mill that produce paperboard for its folding carton operations and third parties. Rock-Tenn’s Corrugated Packaging segment manufactures linerboard and corrugated medium (containerboard), corrugated sheets, corrugated packaging and preprinted linerboard for sale to industrial and consumer products manufacturers and corrugated box manufacturers. The Merchandising Displays segment manufactures temporary and permanent point-of-purchase displays. The Specialty Paperboard Products segment operates an integrated system of five specialty recycled paperboard mills (including Rock-Tenn’s Seven Hills Paperboard LLC joint venture), which produces paperboard for its fiber interior packaging converting operations and third parties, and buys and sells recycled fiber. Information filed by Rock-Tenn with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12613, or its CIK Code: 0000230498. Rock-Tenn’s website is http://www.rocktenn.com. Rock-Tenn’s Class-A common stock is listed on the New York Stock Exchange under the ticker symbol “RKT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Rock-Tenn’s common stock, based on the daily closing prices on the primary exchange for Rock-Tenn. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Rock-Tenn’s common stock on June 1, 2012 was $50.79. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$31.81	$21.92	$29.97
4/1/2008	6/30/2008	$37.11	$29.99	$29.99
7/1/2008	9/30/2008	$45.86	$29.57	$39.98
10/1/2008	12/31/2008	$40.00	$24.49	$34.18
1/2/2009	3/31/2009	$35.97	$22.88	$27.05
4/1/2009	6/30/2009	$41.48	$25.98	$38.16
7/1/2009	9/30/2009	$51.86	$36.78	$47.11
10/1/2009	12/31/2009	$52.50	$42.50	$50.41
1/4/2010	3/31/2010	$52.06	$38.03	$45.57
4/1/2010	6/30/2010	$55.55	$46.75	$49.67
7/1/2010	9/30/2010	$54.29	$47.33	$49.81
10/1/2010	12/31/2010	$58.12	$49.44	$53.95
1/3/2011	3/31/2011	$72.80	$55.33	$69.35
4/1/2011	6/30/2011	$77.62	$62.66	$66.34
7/1/2011	9/30/2011	$67.30	$46.38	$48.68
10/3/2011	12/30/2011	$63.35	$45.74	$57.70
1/3/2012	3/30/2012	$73.85	$58.11	$67.56
4/2/2012*	6/1/2012*	$67.45	$50.79	$50.79
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Rock-Tenn’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Rockwood Holdings, Inc.

According to publicly available information, Rockwood Holdings, Inc. (“Rockwood”) is a developer, manufacturer and marketer of specialty chemicals and advanced materials used for industrial and commercial purposes. Rockwood is focused on surface treatment and lithium chemicals, advanced ceramics, titanium dioxide pigments, iron-oxide pigments, timber-treatment chemicals and clay-based additives. Its products consist primarily of inorganic chemicals and solutions and engineered materials. Rockwood operates in four segments: Specialty Chemicals, Performance Additives, Titanium Dioxide Pigments and Advanced Ceramics. The Specialty Chemicals segment operates under the Chemetall brand name and develops and manufactures metal surface treatment products and services, lithium chemicals and fine chemicals for a range of industries and end markets. The Performance Additives segment consists of business lines, which develop and manufacture a range of specialty chemicals used in industrial and consumer products. The Titanium Dioxide Pigments segment operates under the Sachtleben brand name and is a producer of chemical products with a range of small inorganic particles. The Advanced Ceramics segment operates under the CeramTec brand name and is a producer of high-performance advanced ceramics materials and products. Information filed by Rockwood with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32609, or its CIK Code: 0001315695. Rockwood’s website is http://www.rocksp.com. Rockwood’s common stock is listed on the New York Stock Exchange under the ticker symbol “ROC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Rockwood’s common stock, based on the daily closing prices on the primary exchange for Rockwood. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Rockwood’s common stock on June 1, 2012 was $45.16. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$34.17	$27.84	$32.77
4/1/2008	6/30/2008	$42.25	$34.34	$34.80
7/1/2008	9/30/2008	$39.17	$24.65	$25.66
10/1/2008	12/31/2008	$24.80	$5.87	$10.80
1/2/2009	3/31/2009	$12.40	$3.96	$7.94
4/1/2009	6/30/2009	$17.14	$8.88	$14.64
7/1/2009	9/30/2009	$22.49	$12.27	$20.57
10/1/2009	12/31/2009	$24.26	$16.60	$23.56
1/4/2010	3/31/2010	$26.62	$20.65	$26.62
4/1/2010	6/30/2010	$30.38	$22.34	$22.69
7/1/2010	9/30/2010	$32.46	$21.74	$31.47
10/1/2010	12/31/2010	$41.80	$32.05	$39.12
1/3/2011	3/31/2011	$49.47	$38.42	$49.22
4/1/2011	6/30/2011	$56.74	$46.88	$55.29
7/1/2011	9/30/2011	$61.12	$33.69	$33.69
10/3/2011	12/30/2011	$48.40	$31.79	$39.37
1/3/2012	3/30/2012	$55.30	$40.52	$52.15
4/2/2012*	6/1/2012*	$55.92	$45.16	$45.16
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Rockwood’s common stock from August 17, 2005 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Union Pacific Corporation

According to publicly available information, Union Pacific Corporation (“Union Pacific”) is engaged in the transportation business. Union Pacific’s operating company, Union Pacific Railroad Company, links 23 states in the western two-thirds of the United States. Union Pacific Railroad Company’s diversified business mix includes agricultural products, automotive, chemicals, energy, industrial products and intermodal. Union Pacific Railroad Company has approximately 32,094 route miles, linking Pacific Coast and Gulf Coast ports with the Midwest and eastern United States gateways and providing several corridors to Mexican gateways. The freight traffic consists of bulk, manifest and premium business. Bulk traffic consists of coal, grain, rock or soda ash in unit trains. Manifest traffic is individual carload or less than train-load business, including commodities, such as lumber, steel, paper and food. The transportation of finished vehicles and intermodal containers is part of the premium business. Information filed by Union Pacific with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06075, or its CIK Code: 0000100885. Union Pacific’s website is http://www.up.com. Union Pacific’s common stock is listed on the New York Stock Exchange under the ticker symbol “UNP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Union Pacific’s common stock, based on the daily closing prices on the primary exchange for Union Pacific. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Union Pacific’s common stock on June 1, 2012 was $108.11. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$64.65	$54.52	$62.69
4/1/2008	6/30/2008	$82.31	$63.98	$75.50
7/1/2008	9/30/2008	$83.90	$69.15	$71.16
10/1/2008	12/31/2008	$69.44	$42.81	$47.80
1/2/2009	3/31/2009	$54.01	$33.62	$41.11
4/1/2009	6/30/2009	$54.36	$41.60	$52.06
7/1/2009	9/30/2009	$63.61	$48.89	$58.35
10/1/2009	12/31/2009	$66.23	$55.06	$63.90
1/4/2010	3/31/2010	$74.00	$60.50	$73.30
4/1/2010	6/30/2010	$77.65	$67.94	$69.51
7/1/2010	9/30/2010	$82.30	$67.43	$81.80
10/1/2010	12/31/2010	$94.55	$80.03	$92.66
1/3/2011	3/31/2011	$99.02	$91.47	$98.33
4/1/2011	6/30/2011	$104.97	$95.35	$104.40
7/1/2011	9/30/2011	$106.76	$81.67	$81.67
10/3/2011	12/30/2011	$105.94	$79.83	$105.94
1/3/2012	3/30/2012	$116.11	$106.80	$107.48
4/2/2012*	6/1/2012*	$115.04	$104.98	$108.11
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Union Pacific’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

United Parcel Service, Inc.

According to publicly available information, United Parcel Service, Inc. (“UPS”) is a package delivery company. UPS’ primary business is the time-definite delivery of packages and documents worldwide. UPS’ service portfolio also includes global supply chain services and less-than-truckload transportation, primarily in the United States. UPS operates in three segments: U.S. Domestic Package operations, International Package operations and Supply Chain & Freight operations. The U.S. Domestic Package operations include the delivery of letters, documents, and packages throughout the United States. International Package operations include delivery to more than 220 countries and territories worldwide, including shipments wholly outside the United States, as well as shipments from or to the United States with another country as the destination or origin point. The Supply Chain & Freight segment provides services in more than 195 countries and territories worldwide, and includes supply chain design and management, freight distribution, customs brokerage, mail and consulting services. Information filed by UPS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15451, or its CIK Code: 0001090727. UPS’s website is http://www.ups.com. UPS’s Class-B common stock is listed on the New York Stock Exchange under the ticker symbol “UPS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for UPS’s common stock, based on the daily closing prices on the primary exchange for UPS. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of UPS’s common stock on June 1, 2012 was $73.25. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$73.78	$66.64	$73.02
4/1/2008	6/30/2008	$74.73	$59.88	$61.47
7/1/2008	9/30/2008	$68.82	$56.44	$62.89
10/1/2008	12/31/2008	$63.80	$44.68	$55.16
1/2/2009	3/31/2009	$56.11	$38.30	$49.22
4/1/2009	6/30/2009	$57.62	$46.84	$49.99
7/1/2009	9/30/2009	$59.29	$47.72	$56.47
10/1/2009	12/31/2009	$59.25	$53.50	$57.37
1/4/2010	3/31/2010	$64.62	$56.15	$64.41
4/1/2010	6/30/2010	$70.70	$56.89	$56.89
7/1/2010	9/30/2010	$67.76	$56.76	$66.69
10/1/2010	12/31/2010	$73.76	$66.12	$72.58
1/3/2011	3/31/2011	$76.47	$70.38	$74.32
4/1/2011	6/30/2011	$75.09	$68.46	$72.93
7/1/2011	9/30/2011	$75.37	$61.70	$63.15
10/3/2011	12/30/2011	$73.53	$62.22	$73.19
1/3/2012	3/30/2012	$81.11	$73.12	$80.72
4/2/2012*	6/1/2012*	$80.67	$73.25	$73.25
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of UPS’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

WESCO International, Inc.

According to publicly available information, WESCO International, Inc. (“WESCO”) is a distributor of products and provider of supply chain management and logistics services used primarily in industrial, construction, utility and commercial, institutional and Government markets. WESCO is a provider of electrical, industrial, and communications maintenance, repair and operating and original equipment manufacturers products, construction materials, and advanced supply chain management and logistics services. Its primary product categories include general electrical and industrial supplies, wire, cable and conduit, data and broadband communications, power distribution equipment, lighting and lighting control systems, control and automation, and motors. Information filed by WESCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14989, or its CIK Code: 0000929008. WESCO’s website is http://www.wesco.com. WESCO’s common stock is listed on the New York Stock Exchange under the ticker symbol “WCC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for WESCO’s common stock, based on the daily closing prices on the primary exchange for WESCO. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of WESCO’s common stock on June 1, 2012 was $55.79. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$43.19	$32.89	$36.49
4/1/2008	6/30/2008	$46.11	$36.87	$40.04
7/1/2008	9/30/2008	$40.01	$31.98	$32.18
10/1/2008	12/31/2008	$30.48	$11.89	$19.23
1/2/2009	3/31/2009	$21.75	$13.42	$18.12
4/1/2009	6/30/2009	$28.42	$19.29	$25.04
7/1/2009	9/30/2009	$29.57	$22.05	$28.80
10/1/2009	12/31/2009	$30.14	$25.56	$27.01
1/4/2010	3/31/2010	$35.19	$27.55	$34.71
4/1/2010	6/30/2010	$42.10	$33.25	$33.67
7/1/2010	9/30/2010	$40.20	$31.87	$39.29
10/1/2010	12/31/2010	$53.21	$39.21	$52.80
1/3/2011	3/31/2011	$62.50	$52.75	$62.50
4/1/2011	6/30/2011	$63.79	$50.81	$54.09
7/1/2011	9/30/2011	$56.81	$33.55	$33.55
10/3/2011	12/30/2011	$53.84	$32.09	$53.01
1/3/2012	3/30/2012	$67.15	$53.85	$65.31
4/2/2012*	6/1/2012*	$67.60	$55.79	$55.79
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of WESCO’s common stock from January 3, 2000 through June 1, 2012, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.